Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-205055 and Form S-8 No. 333-205068) of Equity Commonwealth and in the related Prospectus of our reports dated February 18, 2016, with respect to the consolidated financial statements and schedules of Equity Commonwealth, and the effectiveness of internal control over financial reporting of Equity Commonwealth included in this Annual Report (Form 10-K) for the year ended December 31, 2015.

/s/ Ernst & Young LLP
Chicago, Illinois

February 18, 2016